Exhibit 99.1

News Release

For Immediate Release

Sallie Mae Chief Financial Officer Steve McGarry Enters into Retention Agreement with the Company
Remains as CFO Through Early 2024 to Facilitate Successful Transition Upon His Retirement

NEWARK, Del., March 3, 2023 — Sallie Mae (Nasdaq: SLM), formally SLM Corporation, announced today that Steven J. McGarry, executive vice president and chief financial officer, has entered into a retention agreement with the company. He will remain an employee of Sallie Mae and continue to serve as CFO through February 2024 when he plans to retire. During this time, McGarry will assist with the selection of the next CFO and will facilitate the orderly transition of the role to his successor.

McGarry joined Sallie Mae in 1997 as a director of investments and has served in a variety of financial roles during his more than 25 years tenure at the company. McGarry has served as CFO for nine years and has been the lead financial spokesperson for the company while overseeing finance, accounting, treasury activities, as well as equity and fixed-income investor relations. He was instrumental in the evolution of Sallie Mae from a government-sponsored enterprise to a private company, including the establishment of Sallie Mae Bank as well as the company’s role today as the market leader for private student lending.

“Steve has been a steady and valued leader at Sallie Mae for nearly three decades,” said Jon Witter, CEO, Sallie Mae. “His strategic vision, sound judgment, and commitment to financial discipline and operational efficiency has helped us consistently deliver for customers and shareholders and has been integral to our company’s success. He’s been a trusted adviser to me, our entire executive leadership team, and our Board of Directors and he will certainly be missed when he retires next year. We wish him the very best.”

The company is conducting an extensive search to identify McGarry’s successor.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contact:
Media
Jenn Ruiz
302.476.0101
Jennifer.ruiz@salliemae.com

Investors
Melissa Bronaugh
571.526.2455

Melissa.bronaugh@salliemae.com